EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST AND ASHFORD HOSPITALITY PRIME

FIRST QUARTER CONFERENCE CALL

MAY 8, 2015, 11:00 AM ET
Chairperson: Monty Bennett (Mgmt.)

Participant 1:
Hey guys, this is actually Danny Assad on for Shaun. So my first question is actually around DC, and I was wondering what your views are on the market there and maybe what you think it can return to being an industry outperformer.

Monty Bennett:
This is Monty I’ll comment and I’ll let Jeremy to see if he has to add anything. We are excited about DC. We think that the effects of the sequestrations and related matters is largely done, the economy continues to improve, receipts continue to grow for the federal government and therefor the need to cut back on the areas such as travel is receding.

And so we are excited about it and yes, we do think that it can be become once again an outperformer in the industry.

Jeremy Welter:
Yes. Specifically to our hotels in the first quarter, we saw resurgence of government travel. It was up 12% room nights. Unfortunately the per diem was flat but hopeful in the October timeframe that we’ll see the per diem increases come back. And the conventional calendar is very favorable to DC this year.

Participant 1:
Actually that’s very helpful. Thank you for the color. And then just a second question on the market and just given your Texas exposure, RLJ mentioned that Houston fell off a cliff in March and came in well below expectation.

So I was wondering if you’re seeing any weakness relating to Energy sector and maybe if you can share your outlook there too?

Monty Bennett:	Sure. Some of the team grew up in Texas and Doug and I specifically grew up in Houston back in the 80s when we saw the huge swings in the Energy sector and how they affected the economy.

So we’re particularly sensitized to that. So on the acquisition front as we’re looking at potential opportunities we first of all are wary about oil patch sector opportunities. And as far as performance we are seeing an impact in Houston, there is no question about it and to a lesser extent in Dallas.

So we’ve got a lot of supply coming in Houston in anticipation of continued rig growth in oil sector which did not materialize and then demand softening greatly. So I think Houston is going to be a little bit of a struggle for the coming quarters.

Participant 1:
All right. And just one last one from me and then I’m done. So generally speaking I guess you guys have been -- you have been active in deals but generally speaking you have been deconsolidating the company.

So with that in mind obviously just, would you be able to share your thoughts on industry consolidation and everything that has happened leading up to this or during the earning season?

Monty Bennett:
Well, I think it’s very interesting what’s going on up there we heard the announcement with Starwood and what’s going on there. As far as the REIT sector what drives consolidation in the REIT sectors is many times both opportunity and the social considerations and those are always very hard to predict.

Although a number of our competitors in the space have indicated over the past year or so that they are inclined to want to have some type of transactions. So we’ll see if that happens.

With the recent pull back in stock prices, I don’t know how eager they’ll be but there is definitely a disconnect going on between the fundamentals in the industry, which are very strong, never been strong.

And the outlook is very, very strong, yet the public market sentiments on hotel stocks have definitely been tamped down and are much more modest, due to I think interest rates, peers which is kind of ironic as in the past hotels do very well when interest rates go up because it coincides with strong RevPAR growth.

And also I think there is maybe over an impact on the New York market and because New York market is not doing well and since lot of the investors are located in New York that kind of spreads overall - to overall industry.

But markets outside of New York are doing very, very well and you can see the portfolios of those of us that have - don’t have large New York City concentrations performed very well in this first quarter.
So the point being is that I think that this investor sentiment regarding lodging that has been a little soft the past few months will definitely turnaround, because here very soon this somewhat negative sentiment is going to run smack into continuing very strong fundamentals and the fundamentals will win the day ultimately.

Participant 1:	Great. Thank you very much and thanks a lot for taking my question.

Participant 2:	Hi, thank you for taking the question. This is actually ((inaudible)) in for Robin. I was wondering if you could share your thoughts on being a net buyer of assets so far this year.

Obviously starting off pretty strongly. As you look across your portfolio for the second half of ’15 and given that US REITs are becoming a bit more careful with chasing assets at higher valuations at this point of the cycle. What are your thoughts in terms of sort of balancing those two factors?

Monty Bennett:
Well, we share those sentiments in that we are careful about what the pricing is out in the marketplace. However, we do think that we’ve got a number of years left in this cycle and we think there is some great upside still out there. And we’re looking and we plan on being a net buyer this year.

Trust does have quite a bit of cash and positive net working capital, $600 million plus, so we’re very flush with the ability to acquire. And because the lot of the REIT peers are pulling back that gives us a bit of an opportunity.

So we’re going to be selective but continue to look for opportunities because we do think that this recovery has legs and has quite a bit to go yet.

Participant 2:	All right. Thank you.

Participant 3:
Hi, guys. This is Chris for Ian. Congrats on the Highland consolidation. I just wanted to follow-up about the Ashford Select’s spend. You said previously that $331 million that you expect to receive for selling the 16 Select assets will be paid through $232 million of debt with the balance in cash and Select equity.

So just a couple of questions, what is your best guess for maybe the timing of that transactions, thoughts on contributing the 11 Select Highland assets to the spend and then have you decided on the mix of cash and private company equity that you expect to get on that $100 million balance?

Monty Bennett:	Good question. We haven’t decided on that mix yet and as you know we remain pretty opportunistic in our platforms and we do think that there is an opportunity to build a Select service platform.

Select service continues to do very well and we think that’s a great sweet spot in the industry and there is just a lot of public market REITs that focus in that sector and so we think that’s a great opportunity.

We continue to just talk to Capital Sources and we continue to evaluate whether it’s better to pull the net capital and to create some type of spin out of this portfolio that you mentioned along with this capital to create a platform that we can feed with more product overtime. Or just to incubate it ourselves with our own capital and build it up and then somehow spin it out at some point in the future.

So we continue to talk to Capital Sources, we continue to look at Select service opportunities to buy, whether all for ourselves or in the some type of joint venture or other structure but this is the direction that we want to go and what happens to the marketplace is going to drive the details on that.

So we will share those details when they become a reality but at this point in time we’re still talking to a number of capital providers.

Participant 3:
Okay, great. And then I guess just more broadly why retain a stake in these spends? I mean if the purpose is to be a more pure play operator in the full service premium branded space why retain exposure to Select Prime and, I mean, particularly when the investors can get that same exposure by directing those companies directly?

Monty Bennett:
There’s not an inclination to do that. Overtime those positions will be distributed out to shareholders. There’s not a - necessarily a desire to hold. Sometimes for a short period, for example if Trust is going to enter into some type of joint venture in launching of Select a capital partner may want Trust to stay in for a while to show its commitment to the launch and to its commitment that it thinks the returns are there

But other than situations like that there is not a desire to hold on to that. So overtime I think you’re going to see these platforms clean up a little bit and not have as much cross ownership, except for these REIT platforms we’ll probably continue to own, have some ownership in the Ashford Inc.

We think that creates some great alignment. But as far as the REITS with each other we’ll see less of that.

Participant 3:
Okay. So you think that Prime you might get out of that is out of 2015 story or is that something more after that. And then I guess this time you don’t know the timing yet on Select but just any sense of how long you might hope those positions?

Monty Bennett:
No. We just haven’t decided amongst ourselves and communicated to the market that the exact timings of that. Certainly where the industry is trading right now doesn’t help all of that but no there hasn’t been a decision made on the timing of separating those platforms as I just mentioned.

Participant 3:	Okay, great. Thank you very much.

END